Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BEASLEY BROADCAST GROUP, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Beasley Broadcast Group, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. Article VI of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to add the following new Section 6.3, Section 6.4 and Section 6.5 immediately following the existing Section 6.2.

“Section 6.3. The Corporation shall not, and shall not authorize or permit any of its affiliates to, initiate any insolvency or similar proceeding, including, without limitation, any bankruptcy filing of the Corporation or its affiliates, without the unanimous approval of the Board of Directors, which shall for the avoidance of doubt include the approval of the Initial 2L Supporting Holder Director (or any successor Independent 2L Director so selected). Promptly following the filing of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, the Corporation shall file the required FCC Applications as set forth in Section 8(m) of the Transaction Support Agreement.

Section 6.4. Upon receipt by the Corporation of a Notice of Conversion delivered in accordance with the Transaction Support Agreement, the Corporation shall effect the Equity Conversion by issuing shares of its Class A Common Stock and Class B Common Stock to the holders entitled thereto pursuant to Section 8(k) of the Transaction Support Agreement, effective on the date that is the later of (A) the earlier of (x) December 31, 2027 (or the Springing Maturity Date, as applicable) or (y) the date on which an Event of Default has occurred and is continuing as determined in accordance with Section 8(o) of the Transaction Support Agreement, or (B) the date on which all required approvals of the Federal Communications Commission and all other required governmental or regulatory approvals in connection with the Equity Conversion have been duly obtained and remain in full force and effect.

Section 6.5. Capitalized terms used but not defined in Section 6.3 and Section 6.4 of the Amended and Restated Certificate of Incorporation shall have the meanings ascribed to them in the Amended and Restated Transaction Support Agreement, dated as of April 27, 2026, by and among the Corporation and the other persons and entities party thereto (the “Transaction Support Agreement”), a copy of which is on file with the books and records of the Corporation.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, with the stockholders acting by consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. This Certificate of Amendment, and the amendment contemplated hereby, shall be effective on June 4, 2026 at 11:59 p.m. Eastern Time.

[Signature Page Follows]

IN WITNESS WHEREOF, said Beasley Broadcast Group, Inc. has caused this Certificate of Amendment to be signed by its undersigned duly authorized officer on this 4th day of June, 2026.

BEASLEY BROADCAST GROUP, INC.

By:	/s/ Caroline Beasley
Name:	Caroline Beasley
Title:	Chief Executive Officer